Exhibit 99

Prospectus


                   East Midlands Electricity
                  Savings Related Share Option
                          Scheme 1997


  This document explains the rules for eligibility of employees of East Midlands Electricity to participate in the East Midlands Electricity Savings Related Share Option Scheme 1997 and their rights to acquire Common
               Stock of Dominion Resources, Inc.








  United States securities laws require the following statement:

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                       CRIMINAL OFFENSE.



                       December 18, 1997

INFORMATION ABOUT SHARESHAVE 1997

         General Information About Sharesave 1997

         The purpose of the East Midlands Electricity Savings Related Share Option Scheme 1997 (Sharesave 1997) is to provide a means for you, the employees of East Midland Electricity plc (East Midlands) to enter into a savings plan and have the opportunity to use your savings to purchase shares of East Midland's parent company, Dominion Resources, Inc. (Dominion Resources). By partaking in this plan, you may become a part-owner of the company and have a stake in developing its future and sharing in its success. Sharesave 1997 will be effective for the first payroll deduction in January 1998.

         Sharesave 1997 is a special type of savings plan under which you can save a fixed amount each month for either three or five years. The savings are held in an account with Yorkshire Building Society. At the end of your chosen savings period, you will receive a tax-free bonus. If you wish, you may use the saved amount plus the tax-free bonus received to purchase shares of Dominion Resources at a special price. This choice is referred to you as your Share Option.

         Dominion Resources Stock Reserved For the Scheme

         Dominion Resources has reserved 3,000,000 shares of its Common Stock for purchases under Sharesave 1997. Shares which Dominion Resources has allocated for purchase through a Share Option that are not purchased may be used again. Adjustments will be made to the number of Dominion Resources shares covered by Share Options in the event of future stock dividends, stock splits or any other similar event that changes the number of outstanding shares.

         Eligibility to Participate

         All United Kingdom employees of East Midlands who are employed on 17 November 1997 are eligible to participate in Sharesave 1997.

         How the Share Options Work

         If you are eligible to participate in Sharesave 1997, you will receive an invitation to apply for a Share Option. The Share Option application is accompanied by an application for a savings contract, upon which you decide the amount you would like to save each month and you choose the savings period. The Share Option gives you the ability to purchase Dominion Resources stock at pound sterling 18.07 per share (about a 20% discounted value based upon the market price of Dominion Resources stock on or about 17 November 1997). The amount of stock you will be able to purchase will depend upon the amount that you have saved under the savings contract.

         The amount you choose to save under the savings contract must be an amount between 5 and pound sterling 250 per month. If you choose an amount of pound sterling 250, you will not be able to save in any future plans until this savings contract is complete. Once chosen, this savings amount will remain fixed throughout the entire chosen savings period. Each month (or week depending upon the frequency of your paycheck), this fixed contribution will be deducted from your paycheck and placed into a savings account. Contributions are capped so that they do not exceed the maximum monthly contribution permitted under the United Kingdom Taxes Act. At any time you may chose to stop making contributions, but by doing so you will no longer be able to purchase any Dominion Resources stock under the Share Option, including amounts that you previously saved.

         At the end of your chosen savings period, you will receive a tax-free bonus from Yorkshire Building Society, the amount of which depend upon whether you chose a three or five year savings period. Under the three-year period, you will receive a tax-free bonus equal to three times your fixed chosen monthly contribution (12 times your weekly contribution). Under the five-year period, you will receive a tax-free bonus of nine times your fixed chosen monthly contribution (36 times your weekly contributions). With the five-year period, you can leave your savings for two more years and receive 18 times your monthly contribution (72 times your weekly contributions) but you forfeit your Share Option.

         At the end of your chosen savings period, you may exercise your Share Option and purchase Dominion Resources stock. The maximum number of shares you may purchase is calculated by taking the total amount saved under the savings contract plus any tax-free bonus received and dividing this amount by the option price. The option price will be pound sterling 18.07 per share. You can purchase the maximum number or any lesser amount. Shares are available for your purchase through exercise of the Share Option for six months following the end of your chosen savings period.

         Withdrawal From Sharesave 1997

         You may withdraw from Sharesave 1997 by canceling your savings contract prior to the end of your chosen savings period. However, by canceling, you can no longer purchase Dominion Resources stock under the Share Option as the Share Option will be canceled. Interest will be paid by Yorkshire Building Society at 3% per annum for the period between the first anniversary and the date of your cancellation. No interest will be paid if you withdraw your savings before the first anniversary of your savings contract.

         Changes in Your Situation

         Resignation, Retirement or Change of Employ

         If you resign or take early retirement more than three years from the date of grant, you may: 1) buy the shares under the Share Option within six months of leaving; 2) take out your savings and interest (if applicable); or 3) carry on saving and receive your bonus at the end of the savings period but not buy any shares. The same options are available should you retire at normal retirement age, leave on severance terms/injury or disability, or take early retirement more than three years from the date of grant.

         If you resign or take early retirement less than three years from the date of grant, you may not buy any shares but you may either: 1) take out your savings and interest (if applicable); or 2) carry on saving and receive your bonus at the end of the savings period. The same options are available upon dismissal from East Midlands.

         Maternity Leave or Long Term Absence

         If you take maternity leave or a long term absence, you can either continue your savings, (with appropriate arrangements with your payroll department in advance), or you may suspend payments for six months without losing your Share Option.

         Death

         If you die during the savings period, your estate can either buy the shares by exercising the Share Option within twelve months of your death or take out your savings and interest (if applicable).

         Transfer Within East Midlands Group

         If you transfer from one company to another within the East Midlands group, your savings and Share Option will continue without change.

         Change of Control

         If there is a change of Control of Dominion Resources, you may exercise your Share Option anytime within six months after the change of Control, even if your savings period has not ended. Your Share Option will lapse after this six-month period so that you will no longer have rights to purchase stock under your Share Option unless you are notified otherwise. You will be notified if a change of Control occurs.

         Control means the power of a person, through possession of voting power or by virtue of any powers conferred by any document regulating corporate authority, to secure that the affairs of East Midlands are conducted with the wishes of that person.

         Restrictions on Resale

         Sharesave 1997 puts no restrictions on your sale of Dominion Resources stock received upon your exercising your Share Option. You will be notified if U.S. securities law impose any restrictions on you.

Tax Consequences

         YOU ARE URGED TO CONSULT WITH YOUR INDIVIDUAL TAX ADVISORS REGARDING THE EXERCISE OF OPTIONS AND FUTURE SALE OF THE STOCK RECEIVED THROUGH THE EXERCISE BECAUSE TAX TREATMENT MAY VARY DEPENDING UPON YOUR INDIVIDUAL CIRCUMSTANCES.

         Under the current legislation, all interest and bonuses paid to the Sharesave 1997 savings account are tax-free. There are no additional tax consequences should you decide to exercise your Share Option.

         If you subsequently decide to sell the shares you acquired through the exercise of your Share Option, you may become liable for payment of Capital Gains Tax. Under current rules, if the gains you make on the stock plus all other gains you have made for the year exceed pound sterling 6,500, you will have to pay Capital Gains Tax.

Information About Dominion Resources

         Under United States securities laws, Dominion Resources files documents with the Securities and Exchange Commission (the SEC).
         Some of these documents, listed below, are incorporated by reference:
         (1) the Dominion Resources Annual Report on Form 10-K for the 31 December 1996 fiscal year; (2) the Dominion Resources Quarterly Reports on Forms 10-Q filed for the quarters ended 31 March 1997, 30 June 1997 and 30 September 1997; (3) the Dominion Resources Current Reports on Form 8-K, filed 23 January 1997, Form 8-K/A filed 20 March 1997 and Form 8-K filed 11 December 1997; (4) the description of Dominion Resources Common Stock on Form 8-B (item 4) dated 29 April 1983 (with amendments); (5) the registration of Sharesave 1997 on Form S-8; and (6) from the date of filing, all documents subsequently filed by Dominion Resources pursuant to Sections 13(a), 13(c), 14 and 15(d) of the United States Securities Exchange Act of 1934.

         These documents have additional financial information about Dominion Resources. You may want to examine the financial information on these forms before making your final investment decision. Dominion Resources' SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. Upon your request, either orally or in writing, Dominion Resources and East Midlands will provide you copies of these forms and other communications distributed by Dominion Resources to its shareholders generally, free of charge. You should direct such request to:

                      Corporate Secretary
                    Dominion Resources Inc.
                      901 East Byrd Street
                 Richmond, Virginia 23219-4072
                   Telephone: (804) 775-5700.